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                                                                   Exhibit 4.5.1

Amendment No. 1 to Friedman's Inc. Amended and Restated Stock Option Plan for
                               Outside Directors

       Section 4 is replaced in its entirety by the following:

       4. Shares Subject to Plan. The shares subject to the Plan shall be
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       authorized but unissued or reacquired shares of the Company's Common
       Stock. Subject to adjustment in accordance with the provisions of paragraph 6 of the Plan, the maximum number of shares of Common Stock for which options may be granted under the Plan shall be 100,000, and the adoption of the Plan by the Board of Directors of the Company shall constitute a reservation of 100,000 authorized but unissued, or reacquired, shares of Common Stock for issuance only upon the exercise of options granted under the Plan. In the event that any outstanding option granted under the Plan. In the event that any outstanding option granted under the Plan for any reason expires or is terminated prior to the end of the period during which options may be granted under the Plan, the shares of Common Stock allocable to the unexercised portion of such option may again be subject in whole or in part to any option granted under the Plan.


       The first paragraph of Section 5(a) is replaced in its entirety by the following:

       (a) Grant. Each Outside Director who is serving in such capacity as of
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          the day following the 1994 annual meeting of the Company's stockholders ("Annual Meeting") shall be granted an option to purchase 5,000 shares of the Company's Common Stock as of December 20, 1993, as provided in Section 6. As of the day following each annual meeting subsequent to March 1, 2001, each Outside Director who is serving in such capacity as of such date shall be granted an option to purchase 5,000 shares of Common Stock, subject to adjustment pursuant to
          Section 6.


     The foregoing is hereby acknowledged as being the First Amendment to the Amended and Restated 1994 Stock Option Plan for Outside Directors, as adopted by the Board of Directors of the Company Inc. on February 28, 2001.


                                          FRIEDMAN'S INC.


                                          By:    /s/ Victor M. Suglia
                                                ---------------------------
                                          Name:  Victor M. Suglia
                                          Title: Senior Vice President - Chief
                                                 Financial Officer